Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

DARRELL BROWN NAMED ECOLAB PRESIDENT AND COO

ST. PAUL, Minn. – Sept. 27, 2022 – Ecolab Inc. announced that Darrell R. Brown, currently executive vice president and president, Global Industrial, will become president and chief operating officer (COO) effective Oct. 1, 2022.

“As Ecolab continues to grow and expand how we deliver on our purpose to protect what’s vital, this enhancement to our management structure will help us maximize our future growth opportunities and is a reflection of our strong leadership team,” said Christophe Beck, Ecolab chairman and chief executive officer. “Darrell's winning track record, knowledge of our company, focus on talent development and tremendous leadership abilities will provide exceptional execution support and additional focus on the company’s long-term growth and performance. I am fortunate to have Darrell as a partner for the years ahead as we continue to enhance profitability by capitalizing on Ecolab’s significant global growth opportunities.”

Brown, 59, has served as executive vice president and president of the Global Industrial group since 2019. Earlier, he was executive vice president and president of Ecolab’s Energy Services Division. Darrell joined Ecolab in 2002 and has held several leadership positions within the company, including executive vice president and president, Europe; executive vice president, Asia Pacific; and vice president and general manager for Australia and New Zealand.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services that help protect people, planet and business health. With annual sales of $13 billion and more than 47,000 associates, Ecolab delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, help maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world.

www.ecolab.com

Follow us on LinkedIn @Ecolab, Twitter @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Contacts:

Andrew Hedberg

651.250.2185

Cairn Clark

651.250.2291

Sept. 27, 2022

(ECL-C)